This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-136666
Subject to Completion, dated January 30, 2007
PRICING SUPPLEMENT
(To Prospectus Dated August 16, 2006 and
Prospectus Supplement Dated August 16, 2006)
The Bear Stearns Companies Inc.
$[●] Medium-Term Notes, Accelerated Market Participation Securities Linked to the Performance of the U.S. Adagio Strategy Index Due February [●], 2010
•
The Notes are Accelerated Market Participation Securities linked to the performance of the U.S. Adagio Strategy Index (the “Index”). The Notes are not principal protected. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

•
The Index replicates a strategy based on the relative weighting of the three U.S. asset classes (equities, real estate and investment-grade debt securities) that are represented by the S&P 500® Index, the iShares® Dow Jones U.S. Real Estate Index Fund and the iShares® Lehman Aggregate Bond Fund (collectively, the “Components”).

•
Each Component in the Index is re-weighted on a monthly basis. The percentage weightings of the Real Estate Component and the Equity Component in a given month are determined by a formula which utilizes the monthly returns of the Real Estate Component and the Equity Component for each of the trailing 12 months subject to a minimum weighting of 0% and a maximum weighting of 50% each. The Bond Component is the residual Component. Its weighting is the percentage, if any, required to make the sum of all Components equal 100%.

•	On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level.
•	The Notes are not principal protected. Therefore investors may receive less, and possibly significantly less, than the principal you invested.
•	If the Final Index Level is greater than or equal to the Initial Index Level, then, on the Maturity Date, the Cash Settlement Value will be equal to (in cash), per Note:
•
If the Final Index Level is less than the Initial Index Level, you will receive less at maturity, and possibly significantly less, than the principal you invested. In this case, the Cash Settlement Value will be equal to (in cash), per Note:

•	The CUSIP number for the Notes is 073928T60
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-12.
The U.S. Adagio Index is the exclusive property of Bear Stearns International Limited, one of our affiliates, which has contracted with Standard & Poor’s, a division of the McGraw-Hill Companies (“S&P”, or the “Strategy Sponsor”), to maintain and calculate the Index. The Equity Component is a service mark or trademark of S&P and, if required, has been licensed for use by The Bear Stearns Companies Inc. S&P shall have no liability for any errors or omissions in calculating the Index or the Equity Component. The Notes are not sponsored, endorsed, sold or promoted by S&P; and S&P makes no representations regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price[1]	100.00% [2]	$[●]
Agent’s discount	[●]%	$[●]
Proceeds, before expenses, to us	[●]%	$[●]
1 Investors who purchase an aggregate amount of at least $1,000,000 of Notes will be entitled to purchase such Notes for 99.00% of the principal amount.
2 Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which price will be a function of the prevailing market conditions and level of the Index at the time of the relevant sale.
We may grant Bear, Stearns & Co. Inc. a 30-day option from the date of this pricing supplement to purchase from us up to an additional $[●] at the public offering price to cover any over-allotments. We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about February [●], 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

Bear, Stearns & Co. Inc.
February [●], 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Index. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Accelerated Participation Market Securities Linked to the Performance of the U.S. Adagio Strategy Index, due February [●], 2010 (the “Notes”), are Notes whose return is tied or “linked” to the performance of the U.S. Adagio Strategy Index. The Notes are not principal protected, therefore investors may receive less, and possibly significantly less, than the principal you invested. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Index replicates a strategy that selects dynamically from three U.S. asset classes (equities, real estate and investment-grade debt securities) according to the previous 12 monthly returns of the S&P 500® Index, the iShares® Dow Jones U.S. Real Estate Index Fund and the iShares® Lehman Aggregate Bond Fund.

On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. If the Final Index Level is greater than or equal to the Initial Index Level, then, on the Maturity Date, we will pay you the principal amount of the Notes, plus $1,000 multiplied by [150.00]% of the percentage increase in the Index Level. If the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, at maturity, than the principal you invested. In this case, we will pay you, per Note, $1,000 multiplied by the quotient of the Final Index Level divided by the Initial Index Level.

Selected Investment Considerations

•
Growth potential—The Notes offer the possibility to participate in the potential appreciation in the Index. The return, if any, on the Notes is based upon the extent to which the Final Index Level is greater than the Initial Index Level.

•
Potential leverage in the increase, if any, in the Index Level—The Notes may be an attractive investment for investors who have a bullish view of the Index in the medium term. If held to maturity, the Notes allow you to participate in [150.00]% of the potential increase in the Index Level.

•
Diversification—The Index is dynamically weighted and comprised of the following three components: (1) the S&P 500® Index; (2) the iShares® Dow Jones U.S. Real Estate Index Fund; and (3) the iShares® Lehman Aggregate Bond Fund, each as further described herein. Therefore, the Notes may allow you to diversify an existing portfolio or investment.

•	No coupon—The Notes do not pay a coupon.

•	Minimum investment—The minimum purchase is $1,000, with increments of $1,000 thereafter.

Selected Risk Considerations

•
Possible loss of principal—The Notes are not principal protected, therefore investors may receive less, and possibly significantly less, than the principal you invested.. If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value you will receive at maturity will be less than the initial offering price in proportion to the percentage decline in the Index Level. In that case, you will receive less, and possibly significantly less, than the initial offering price of $1,000.

•
The level of the Index cannot be predicted—We and our affiliates developed the Index. Neither the Notes nor the Index have a trading history. The future performance of the Index is impossible to predict and, therefore, no future performance of the Notes or the Index may be inferred from any of the historical simulations or any other information set forth herein. Because it is impossible to predict the Index, it is possible that the Index Level will decline and you will lose all or part of your initial investment.

•
Not exchange-listed—The Notes will not be listed on any securities exchange, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
Liquidity—If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made and we cannot predict the price at which any such bids will be made.

•	Possible loss of value in the secondary market—If you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

•
No interest or other payments and no current income—During the term of the Notes, you will not receive any interest or other periodic distributions and such payments will not be included in the calculation of the Cash Settlement Value you will receive at maturity. The yield on the Notes therefore may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are uncertain. We intend to treat the Notes for federal income tax purposes as pre-paid cash-settled forward contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). However, other treatments are possible. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Index:	The U.S. Adagio Strategy Index (the “Index”) is published by the Strategy Sponsor or its designee and displayed on Bloomberg Financial Service (under the symbol ADAGUS <Index>).

The Index replicates a strategy based on the relative weightings of the three U.S. asset classes (equities, real estate and government bonds) that are represented by the Components. Each Component in the Index is re-weighted on a monthly basis. The percentage weightings of the Real Estate Component and the Equity Component in a given month are determined by a formula which utilizes the monthly returns of the Real Estate Component and the Equity Component for each of the trailing 12 months. The percentage weightings of the Real Estate Component and the Equity Component are each subject to a minimum weighting of 0% and a maximum weighting of 50% each. The Bond Component is the residual Component. Its weighting is the percentage, if any, required to make the sum of all Component weightings equal 100%.

Face amount:
The Notes will be denominated in U.S. dollars. Each Note will be issued in minimum denominations of $1,000 with amounts in excess thereof in integral multiples of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[●]. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Further Issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Strategy Sponsor:	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”)

Cash Settlement Value:	If the Final Index Level is greater than or equal to the Initial Index Level, then, on the Maturity Date, you will receive, an amount per Note in cash equal to:

If the Final Index Level is less than the Initial Index Level, you will receive less at maturity, and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

Index Level:
As of any date of determination, the closing level of the Index for such date as determined by the Strategy Sponsor or its designee and displayed on Bloomberg Financial Service (under the symbol ADAGUS <Index>).

The Index Level will be calculated on each day the Closing Level of the Equity Component is published by its Component Sponsor and the Closing Level of each of the Real Estate Component and the Bond Component is available on its respective primary exchanges. The Index Level will equal the sum of (a) the Index Level last published and (b) the product of (x) the Index Level last published multiplied by (y) the sum of the product for each Component of (i) the daily percentage change in the Closing Level of each Component multiplied by (ii) its respective Component weighting in the Index as of such date. In addition, the Index Level will be adjusted downwards by a monthly amount equal to 0.225% applied pro rata on a daily basis, as described in “Description of the Notes—Index Level.”

Closing Level:
With respect to the Equity Component, as of any date of determination, the official closing level as published by its Component Sponsor; with respect to the Real Estate Component, as of any date of determination, the official closing price on its primary exchange as reported in the official price determination mechanism for such primary exchange; and with respect to the Bond Component, as of any date of determination, the sum of (i) the official closing price on its primary exchange as reported in the official price determination mechanism for such primary exchange and (ii) the reinvestment of any distributions or dividends received in respect of such investment. With respect to any other security on any date, Closing Level means the last reported sales price regular way on such date or, if no such reported sale takes place on such date, the average of the reported closing bid and asked price regular way on such date, in either case on the primary organized exchange or trading system on which such security is then listed or admitted to trading.

Pricing Date:	February [●], 2007

Initial Index Level:	[●], representing the Index Level, as determined by the Strategy Sponsor on the Pricing Date.

Final Index Level:	Will be determined by the Calculation Agent and will equal the Closing Level of the Index, as determined by the Strategy Sponsor, on the Calculation Date.

Calculation Date:	February [●], 2010. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

Upside Participation Rate:	[150.00]%.

Maturity Date:
The Notes are expected to mature on February [●], 2010; provided that, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Trading Days following the adjusted Calculation Date.

Exchange listing:	The Notes will not be listed on any securities exchange.

Components:	• The S&P 500® Index (the “Equity Component”) (Bloomberg Ticker: SPX <Index>):

-  Standard and Poor’s 500 Index is a capitalization-weighted index of 500 stocks. The index is designed to measure the performance of the broad domestic U.S. economy through changes in the aggregate market value of 500 stocks representing all major industries.

• The iShares® Dow Jones U.S. Real Estate Index Fund (the “Real Estate Component”) (Bloomberg Ticker: IYR <Index>):

-  iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund of the iShares Trust, a Delaware statutory trust. The fund’s objective is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index. The fund is traded on the New York Stock Exchange.

• The iShares® Lehman Aggregate Bond Fund (the “Bond Component”) (Bloomberg Ticker: AGG US <Equity>):

-  iShares® Lehman Aggregate Bond Fund is an exchange-traded fund of the iShares Trust, a Delaware statutory trust. The fund’s objective is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Lehman Brothers U.S. Aggregate Index. The fund is traded on the American Stock Exchange.

Component Sponsor:	The Component Sponsor for each Component is as indicated below:

With respect to the S&P 500® Index, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

With respect to the iShares® Dow Jones U.S. Real Estate Index Fund, Barclays Global Fund Advisors.

With respect to iShares® Lehman Aggregate Bond Fund, Barclays Global Fund Advisors.

Calculation Agent:
Bear, Stearns & Co. Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Index. The Notes will not bear interest and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes will mature on the Maturity Date. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of the Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected and offer the opportunity to participate in [150.00]% of the positive performance of the Index Level, if any. If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the initial offering price per Note.

Are the Notes principal protected?

The Notes are not principal protected, therefore you may lose up to 100% of the principal amount of their Notes. If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less, and possibly significantly less, than the initial offering price of $1,000 per each $1,000 principal amount of Notes. You should understand that the future performance of the Index is impossible to predict and therefore no future performance of the Notes and the Index may be inferred from the past historical performance of the Index.

What will I receive at maturity on the Notes?

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. The Notes are not principal protected. Therefore investors may receive less, and possibly significantly less, than the principal you invested..

If the Final Index Level is greater than or equal to the Initial Index Level, then, on the Maturity Date, the Cash Settlement Value will be equal to (in cash), per Note:

If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value will be equal to (in cash), per Note:

The “Index Level” equals the Closing Level of the Index, as determined by the Strategy Sponsor, on each day of determination.

The “Initial Index Level” equals [●], representing the Index Level, as determined by the Strategy Sponsor on the Pricing Date.

The “Final Index Level” will be determined by the Calculation Agent and will equal the Closing Level of the Index, as determined by the Strategy Sponsor, on the “Calculation Date”, subject to adjustment as described in “Description of the Notes—Market Disruption Events.”

The “Upside Participation Rate” will be [150.00]%.

The “Maturity Date” of the Notes is expected to be February [●], 2010; provided that, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

Will there be additional offerings of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear Stearns, and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which price will be a function of the prevailing market conditions and Index Level at the time of the relevant sale.

Will I receive interest on the Notes?

You will not receive any interest payments on the Notes.

What is the Index and who publishes it?

The Strategy Sponsor, S&P, computes and publishes the Index. The Index is the exclusive property of Bear Stearns International Limited, one of our affiliates, which has contracted with the Strategy Sponsor to maintain and calculate the Index. The Strategy Sponsor shall have no liability for any errors or omissions in calculating the Index. The Notes, which are linked to the performance of the Index, are not sponsored, endorsed, sold or promoted by the Strategy Sponsor; and the Strategy Sponsor makes no representations regarding the advisability of investing in the Notes.

The Index replicates a strategy based on the relative weighting of the three U.S. asset classes (equities, real estate and investment-grade debt securities) that are represented by the Components. Each Component in the Index is re-weighted on a monthly basis. The percentage weightings of the Real Estate Component and the Equity Component in a given month are determined by a formula which utilizes the monthly returns of the Real Estate Component and the Equity Component for each of the trailing 12 months. The percentage weightings of the Real Estate Component and the Equity Component are each subject to a minimum weighting of 0% and a maximum weighting of 50% each. The Bond Component is the residual Component. Its weighting is the percentage, if any, required to make the sum of all Component weightings equal 100%.

The Index Level will be adjusted downwards by a monthly amount equal to 0.225% applied pro rata on a daily basis.

For more specific information about the Index, please see the sections “Description of the Notes” and “Hypothetical Historical Performance Data.”

Who publishes information regarding the Components and where can I obtain further information?

Unless otherwise stated, all information regarding the Components that is provided in this pricing supplement is derived from the Component Sponsors or other publicly available sources.

S&P 500® Index. The S&P 500® Index is a free-float weighted stock index published by Standard & Poor’s and is intended to track the price movements of the common stocks comprising the S&P 500® Index. As of January 17, 2007, the common stocks of 423 companies, or 84.60% of the market capitalization of the S&P 500® Index as of such date, were traded on the New York Stock Exchange and the common stocks of 77 companies, or 15.40% of the market capitalization of the S&P 500® Index as of such date, were traded on The Nasdaq Stock Market. The S&P 500® Index is quoted in U.S. dollars. You can obtain the level of the S&P 500® Index from the Bloomberg Financial Service under the symbol SPX <Index> or from the S&P website at http://www.spglobal.com.

iShares® Dow Jones U.S. Real Estate Index Fund. The objective of the iShares® Dow Jones U.S. Real Estate Index Fund is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index.

The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the U.S. equity market and includes companies in the following sub-sectors: real estate holding and development and real estate investment trusts. The iShares® Dow Jones U.S. Real Estate Index Fund uses a “Representative Sampling” strategy to try to track the Dow Jones U.S. Real Estate Index and, according to the Component Sponsor, will concentrate its investments in a particular industry or group of industries to approximately the same extent as the Dow Jones U.S. Real Estate Index is so concentrated. As of January 17, 2007, the iShares® Dow Jones U.S. Real Estate Index was concentrated in the real estate sector, which comprised 99.54% of the market capitalization of the iShares® Dow Jones U.S. Real Estate Index as of such date. You can obtain the Closing Level of the iShares® Dow Jones Real Estate Index Fund from the Bloomberg Financial Service under the symbol IYR <Index> or from the iShares® website at http://www.ishares.com/fund_info/detail.jhtml?symbol=IYR&qt=IYR.

iShares® Lehman Aggregate Bond Fund. The objective of the iShares® Lehman Aggregate Bond Fund is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Lehman Brothers U.S. Aggregate Index. The iShares® Lehman Aggregate Bond Fund uses a “Representative Sampling” strategy in seeking to track the Lehman Brothers U.S. Aggregate Index.

The Lehman Brothers U.S. Aggregate Index measures the performance of the U.S. investment grade bond market, which includes investment grade U.S. Treasury bonds, government-related bonds, investment grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States. The securities in the Lehman Brothers U.S. Aggregate Index must have $250 million or more of outstanding face value and must have at least one year remaining to maturity. In addition, the securities must be denominated in U.S. dollars and must be fixed rate and non-convertible. Certain types of securities, such as state and local government series bonds, structured notes with embedded swaps or other special features, private placements, floating rate securities and Eurobonds are excluded from the Lehman Brothers U.S. Aggregate Index. The Lehman Brothers U.S. Aggregate Index is market capitalization weighted and the securities in the Index are updated on the last calendar day of each month. You can obtain the Closing Level of the iShares® Lehman Aggregate Bond Fund from the Bloomberg Financial Service under the symbol AGG US <Equity> or from the iShares® website at http:// www.ishares.com/fund_info/detail.jhtml?symbol=AGG&qt=AGG.

How have the Index and Components performed historically?

We have provided hypothetical historical performance data which represents the returns of hypothetical investments issued at set intervals in the past, the performance of which is linked to the Index (including the minimum and maximum weighting constraints with respect to the Components and the daily deduction of the Index Adjustment Factor). See generally, “Hypothetical Historical Performance Data”. For comparison purposes, we have also provided the hypothetical performance of a static equally-weighted basket of the Components issued at the same set intervals.

The hypothetical historical performance data should not be taken as an indication of either the future performance of the Index over the term of the Notes or the Cash Settlement Value payable at maturity. In addition, you should understand that this hypothetical historical performance data is based on hypothetical returns for periods of time which in some cases are different than the term of the Notes and, therefore, may not fully account for the longer-term market trends that are more likely to be captured in a note with this term.

You should note that although the hypothetical historical performance data set forth herein shows the hypothetical performance of a series of investments linked to the Index and compares that hypothetical performance to the actual performance of a static equally-weighted basket of the Components without the application of re-weighting. Due to the effects of re-weighting, the weighting of the Components in the examples differs from the weighting in the Index during the same period of time.

You should refer to the sections “Hypothetical Historical Performance Data” and “Risk Factors— The pro forma U.S. Adagio Strategy performance may not represent actual performance.”

We have also provided tables depicting the highest and lowest daily closing levels or closing prices, as applicable, and the end-of-quarter closing levels or closing prices, as applicable, for the Equity Component and the Real Estate Component for each quarter beginning with April 1, 2001 and for the Bond Component for each quarter beginning at its date of inception, September 26, 2003. You can find these tables in the section “Description of the Components.” In each case, the displayed levels were obtained from Bloomberg Financial Service, without independent verification by the Issuer. We have provided this historical information to help you evaluate the behavior of the Components in various economic environments; however, the time period depicted is relatively limited and past performance is not indicative of the manner in which the Components will perform in the future. You should refer to the section “Description of the Components.”

Most importantly, investors should understand that historical performance is not indicative of future results.

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. Your principal investment in the Notes is protected only if you hold your Notes to maturity. If you sell your Notes prior to maturity, you may receive less than the amount you originally invested. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear, Stearns & Co. Inc. will be our agent for the offering and sale of the Notes. After the initial offering, Bear, Stearns & Co. Inc. intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear, Stearns & Co. Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear, Stearns & Co. Inc. also will be our Calculation Agent for purposes of calculating the Cash Settlement Value hereunder. Under certain circumstances, these duties could result in a conflict of interest between Bear, Stearns & Co. Inc.’s status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors—The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc., Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the Index Level, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the Index. In particular, the Notes may be an attractive investment for you if you:

•	want exposure to a strategy that selects dynamically from three U.S. asset classes represented by the Components according to the previous 12 monthly returns of each of the Components;

•	want potential upside exposure to the Index Level and believe that the Index Level will increase over the term of the Notes and wish to participate in the potential appreciation of the Index; and

•	are willing to risk the possible loss of the principal amount of the Notes in exchange for the opportunity to participate in [150.00]% of the appreciation, if any, in the Index Level; and

•	are willing to forgo interest payments.

The Notes may not be a suitable investment for you if:

•	seek full principal protection under all market conditions;

•	believe that the Index Level will decrease or will not increase over the term of the Notes;

•	seek an investment with an active secondary market; or

•	seek an investment with a fixed return or that pays interest.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). However, other treatments are possible. You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations,” and consult with your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA regulations, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in this pricing supplement before investing in the Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Components will fluctuate. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value you will receive will be less than the initial offering price, in proportion to the percentage decline in the Index Level. You may receive less, and possibly significantly less, than the initial offering price of $1,000 per Note. You should understand that the future performance of the Index is impossible to predict and therefore no future performance of the Notes and the Index may be inferred from the past historical performance of the Index.

The Notes do not pay a coupon and, at maturity, the Notes may pay less than the principal amount.

Movement in the Index Level cannot be predicted. We and our affiliates developed the Index. We designed the Index to replicate a strategy that selects dynamically from the Components according to the previous 12 monthly returns of the Components. The strategy underlying the Index is based on the proposition that the asset allocation among the three asset classes is optimized by accounting for different timing effects of the return of each of the assets relative to the others. However, neither the Notes nor the Index have a trading history. You should understand that the future performance of the Index is impossible to predict and therefore no future performance of the Notes and the Index may be inferred from any of the historical simulations set forth herein. Because it is impossible to predict the Index, the Notes could, in some situations make no coupon payment, or a coupon payment that is less than prevailing interest rates.

There is risk relating to the Index based on the timing effects of correlation.

Investors should realize that the Index contemplates that the three Components have certain correlations, the timing effects of which can be quantified by a fixed set of monthly coefficients and captured in positive returns by the re-weighting according to such coefficients. Investors are cautioned that, to the extent that this assumption is incorrect and the timing and correlation effects do not occur as contemplated, the Index returns may underperform one or more of the Components. Further, the coefficients were determined based on the historical correlations between the movements of the Components. Although the analysis of the data indicated such correlations were consistent in the past and consistent over different durations of time, it is possible that the correlation between the movement of the Components in the past was a function of specific conditions existing in the past yielding a specific set of data, and that those conditions and the relationships from which the correlations were derived may not exist in the future. As a result, the Index Level may not increase to the extent suggested by the correlation analysis of the historical data.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Owning the Notes is not the same as having rights in the Index or the Components.

You will not have any ownership or other rights in the Index or any of the Components comprising the Index. Even if the Index and the Components increase above the initial levels during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Components to increase while the trading value of the Notes declines.

Your yield will not reflect dividends or other distributions on the securities underlying the Equity Component and the Real Estate Component.

The Index does not reflect the payment of dividends or other distributions on the securities underlying the S&P 500® Index or the iShares® Dow Jones U.S. Real Estate Index Fund. Therefore, the yield you will receive by holding the Notes to maturity will not be the same as if you had purchased such Components and held them for a similar period.

You must rely on your own evaluation of the merits of an investment linked to the Index.

In the ordinary course of our business, we may from time to time express views on expected movements in the Index, in the Components and in the securities underlying the Components. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Index, the Components and the securities underlying the Components and not rely on our views with respect to future movements in these Components and securities. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the Index, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations,” and consult with your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes.

Equity market risks, real estate market risks and bond market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the value of the Index will fluctuate in accordance with changes in the equity sector, real estate sector and bond sector generally, with the financial conditions of the companies or entities issuing the securities underlying the Components and other factors. The financial conditions of the issuers of the securities underlying the Components may become impaired or the general condition of the global equity markets, real estate markets and/or bond markets may deteriorate, any of which may cause a decrease in the value of the Index and thus in the value of the Notes.

Equity securities are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the securities underlying the Components change. Investor perceptions regarding the companies issuing the securities comprising the Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The value of the Index may be expected to fluctuate until the final Calculation Date.

The Real Estate Component, because it is concentrated in a particular industry sector, may be adversely affected by the performance of real estate securities and may be subject to price volatility. In addition, the Real Estate Component may be more susceptible to any single economic, market, political or regulatory occurrence affecting that industry sector. Investment in the real estate sector is subject to many of the same risks associated with the direct ownership of real estate such as:

•	adverse changes in national, state or local real estate conditions (such as oversupply of, or reduced demand for, space and changes in market rental rates);

•	obsolescence of properties;

•	changes in the availability, cost and terms of mortgage funds; and

•	the impact of environmental laws.

The Real Estate Component is classified as "non-diversified." A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the Real Estate Component may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

The Bond Component is susceptible to general U.S. bond market fluctuations. Debt securities generally are susceptible to:

•	interest rate risk, which is the chance that bond prices overall will decline because of rising interest rates;

•
credit risk, which is the risk that a bond issuer fails to pay interest and principal in a timely manner, or that negative perceptions of an issuer’s ability to make such payments cause the price of that bond to decline; and

•
call risk, which is the risk that during periods of falling interest rates, issuers of callable bonds may repay securities with higher coupons or interest rates before their maturity dates. The Bond Component would then reflect the loss of potential price appreciation as issuers are forced to reinvest unanticipated proceeds at lower interest rates, resulting in a decline in the income to the issuers.

The historical performance of the Components is not an indication of the future performance.

The historical performance of the Components should not be taken as an indication of their future performance. While the trading prices of the securities comprising the Components will determine the value of the Components, it is impossible to predict whether the value of the Components will fall or rise during the term of the Notes. Trading prices of the securities comprising the Components will be influenced by complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity, real estate and bond trading markets, in particular, and by various circumstances that can influence the values of the underlying securities in a specific market segment or the value of a particular underlying security.

The hypothetical Index performance does not represent actual performance.

The hypothetical historical performance data set forth in the “Hypothetical Historical Performance Data” section should not be taken as an indication of either the future performance of the Index over the term of the Notes or the Cash Settlement Value that will be payable to you at maturity. Neither the Notes nor the Index have a trading history. As a consequence, investors should understand that the historical simulations set forth herein are based on the application of the strategy of the Index to the actual historical performance of the Components, subject to the constraints set forth in “Hypothetical Historical Performance Data.”

Any pro forma analysis inherently involves assumptions and discretion. You should understand that the future performance of the Index is impossible to predict and therefore no future performance of the Notes and the Index may be inferred from any of the historical simulations. You are cautioned that the hypothetical performance data set forth herein is not indicative of, and has no bearing on, any trading results or the performance that may be obtained by the Index or the Notes.

The formula for determining the Cash Settlement Value does not take into account changes in the levels of the Index between the Pricing Date and the Calculation Date.

Changes in the levels of the Index during the term of the Notes after the Pricing Date and before the Calculation Date will not be reflected in the calculation of the amount of the Cash Settlement Value. The Calculation Agent will calculate the amount of the Cash Settlement Value based upon the Index Level as of the Calculation Date. As a result, you may not receive more than the initial public offering price of $1,000 per each $1,000 principal amount of Notes even if the value of the Index has greatly increased early during the term of the Notes before declining by the time of the Calculation Date.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the value and volatility of the Index, whether the closing level of the Index is greater than or equal to its initial level, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the closing level of the Index is less than, equal to or not sufficiently above its initial level. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Index performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the Index Level is greater than the Initial Index Level. If you decide to sell your Notes when the Index Level exceeds the Initial Index Level, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Index Level because of expectations that the Index Level will continue to fluctuate until the Final Index Level is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the commodities underlying the Index may also affect the Index Level and, thus, the value of the Notes.

•
Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index Level increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Index Level will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Index Level on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in interest rates. In general, if interest rates increase, the value of outstanding debt securities tends to decrease; conversely, if interest rates decrease, the value of outstanding debt securities tends to increase. Interest rates may also affect the economy and, in turn, the value of the Index, which may affect the value of the Notes. Rising interest rates may lower the value of the Index and, thus, the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. A “time premium” results from expectations concerning the Index Level during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes.

•
Dividend yield. The value of the Notes may also be affected by the dividend yields on the securities underlying the Components of the Index. In general, because the Index does not incorporate the value of dividend payments on the Equity Component and the Real Estate Component, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields will likely increase the value of the Notes.

•
Events involving the companies issuing the securities comprising the Components. General economic conditions and earnings results of the companies whose securities comprise the Components, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the securities underlying the Components may be affected by mergers and acquisitions, which can contribute to volatility of the Index. As a result of a merger or acquisition, one or more securities in the Components may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•
Size and liquidity of the trading market. The Notes will not be listed on any securities exchange, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. Your principal investment in the Notes is protected only if you hold your Notes to maturity. If you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

•
Inclusion of commission. The inclusion of commissions and projected profit from hedging in the initial public offering price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear, Stearns & Co. Inc. may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear, Stearns & Co. Inc. as a result of dealer discounts, mark-ups or other transaction costs.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the value of the Index.

Reported Component levels may be based on non-current information.

If trading is interrupted in the securities underlying certain of the Components, publicly available information regarding the Index Level may be based on the last reported prices or levels. As a result, publicly available information regarding reported Component levels may at times be based on non-current information.

Suspensions or disruptions of market trading in the securities markets may adversely affect the Cash Settlement Value and/or the market value of the Notes.

The securities markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Suspension or other disruptions of market trading in the securities underlying certain of the Components could adversely affect the value of those Components and, therefore, the amount of the Cash Settlement Value and/or the trading value of the Notes.

Adjustments to the Components could adversely affect the value of the Notes.

The policies of a Component Sponsor concerning additions, deletions and substitutions of the securities underlying the applicable Component and the manner in which such Component Sponsor takes account of certain changes affecting such underlying securities may affect the price or level of the Component and thus the Index Level. You should realize that changes in the companies included in any Component may affect the Component, as a newly-added company may perform significantly better or worse than the company or companies it replaces. The Component Sponsor for the Equity Component also may discontinue or suspend calculation or dissemination of the Equity Component or materially alter the methodology by which it calculates the Equity Component, and the Real Estate Component and the Bond Component may be subject to certain corporate events. Any such actions or events could affect the value of the Notes.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear, Stearns & Co. Inc. will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Cash Settlement Value. Because Bear, Stearns & Co. Inc. is our affiliate, conflicts of interest may arise in connection with Bear, Stearns & Co. Inc. performing its role as Calculation Agent. Bear, Stearns & Co. Inc. is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment.

Our affiliates, including Bear, Stearns & Co. Inc., may, at various times, engage in transactions involving the securities and Components underlying the Index for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such securities and components, and therefore the value of the Index. Bear Stearns International Limited, or another affiliate of ours will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear, Stearns & Co. Inc.’s responsibilities as Calculation Agent with respect to the Notes and Bear Stearns International Limited’s or another affiliates obligations under our hedge.

Changes that affect the calculation of a Component and/or certain corporate events will affect the Index, which will in turn affect the trading value of the Notes and the amount of the Cash Settlement Value.

The Component Sponsor for the Equity Component is responsible for maintaining and calculating the level of the Equity Component. The policies of such Component Sponsor concerning the calculation of the Equity Component will affect the level of the Equity Component and, therefore, the level of the Index, the trading value of the Notes and the amount of the Cash Settlement Value.

If the relevant Component Sponsor discontinues or suspends calculation or publication of the Equity Component, or if certain corporate events occur with respect to the Real Estate Component or the Bond Component, it may become difficult to determine the level of the Index, the trading value of the Notes or the amount of the Cash Settlement Value.

If the relevant Component Sponsor discontinues or suspends calculation of the Equity Component at any time prior to and including the Calculation Date and a successor component is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date using the Closing Level (as defined below) of the Equity Component calculated in accordance with the formula for and method of calculating such Component last in effect prior to such discontinuance, based on the Closing Level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Equity Component on the primary organized exchange or trading system on which such securities trade. See “Description of the Notes—Discontinuance of the Index or the Equity Component”.

If certain corporate events occur with respect to the Real Estate Component or the Bond Component at any time prior to and including the Calculation Date and a successor component is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by calculating the Closing Level of the relevant Component based on the Closing Levels at the close of the principal trading session on such date of each security most recently comprising such Component on the primary organized exchange or trading system on which such securities trade, (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation). See “Description of the Notes—Corporate Events Effecting the Real Estate Component or the Bond Component”.

In addition, if the method of calculating the Equity Component is changed in a material respect, if certain corporate events occur with respect to the Real Estate Component or the Bond Component or if a Component is in any other way modified so that such Component does not, in the opinion of the Calculation Agent, fairly represent the level of the Component had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of a security index comparable to the Component as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you receive on the Maturity Date. See “Description of the Notes—Discontinuance of the Index or the Equity Component” and “Description of the Notes—Corporate Events Effecting the Real Estate Component or the Bond Component”.

We cannot control actions by the other companies whose securities are included in each Component.

The common stock of The Bear Stearns Companies Inc. is an underlying stock of the S&P 500® Index. We may currently, or in the future, engage in business with the other companies underlying the S&P 500® Index. Actions by any company whose security is part of a Component may have an adverse effect on the price of the company’s securities, the trading price of and the Closing Level of the Component and the Index, and the trading value of the Notes. No such other company is involved in this offering or has any obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

Neither we nor any of our affiliates, including Bear, Stearns & Co. Inc., assumes any responsibility for the adequacy or accuracy of any publicly available information about any of the securities of the other companies underlying the Components or the Components (other than ourselves). You should make your own investigation into the other companies underlying each Component.

We and our affiliates have no affiliation with any Component Sponsor or the Strategy Sponsor and are not responsible for any Component Sponsor’s public disclosure of information.

We and our affiliates are not affiliated in any way with any Component Sponsor (except for the licensing arrangements discussed in the section “Description of the Index—License Agreements”) and have no ability to control or predict any Component Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the management or calculation of the applicable Component, as the case may be. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Components or the Component Sponsors contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Components and the Component Sponsors. The Component Sponsors are not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any actions that might affect the value of the Notes.

We and our affiliates are not affiliated in any way with the Strategy Sponsor and have no ability to control or predict the Strategy Sponsor’s actions. The Index is the exclusive property of Bear Stearns International Limited, one of our affiliates, which has contracted with the Strategy Sponsor to maintain and calculate the Index. The Strategy Sponsor shall have no liability for any errors or omissions in calculating the Index or the Equity Component. The Notes, which are linked to the performance of the Index, are not sponsored, endorsed, sold or promoted by the Strategy Sponsor; and the Strategy Sponsor makes no representations regarding the advisability of investing in the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the securities underlying a Component, the level of a Component, the level of the Index, the trading value of the Notes or the Cash Settlement Value

We and our affiliates may hedge some or all of our anticipated exposure in connection with the Notes by the purchase and sale of exchange-traded or over-the-counter options on the Index, the Components or individual securities included in the Components, or futures contracts on the Index or the Components and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. We and our affiliates are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments. We and our affiliates may also from time to time buy or sell shares of the securities underlying a Component or derivative instruments related to those securities or such Component for our own accounts in connection with our normal business practices. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those securities or the level of the Component, and therefore the level of the Index, in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

Hedging activities that we or our affiliates may engage in may affect the prices of those securities or the level of a Component, and therefore the level of the Index and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the amount of the Cash Settlement Value. To the extent that we or any of our affiliates has a hedge position in any of the securities that underlie a Component, or derivative or synthetic instruments related to those securities or such Component, we or any of our affiliates may liquidate a portion of such holdings at any time before, during or after the term of the Notes or at or about the time of a change in the securities that underlie the Component. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the level of the Index, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the amount of the Cash Settlement Value.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes or derivative instruments related to the Index. We or any of our affiliates may hold or resell the Notes.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates may have published, and may in the future publish, research reports relating to the Index, the Components or companies issuing the securities underlying any of the Components. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market prices of securities included in any Component and, therefore, the Index Level and the value of the Notes. Similarly, we may in the past have issued or may in the future issue Notes that permit a purchaser to take a different view with respect to the movements of the Components or the Index than do the Notes (e.g., to take a bearish rather than a bullish view).

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index or a Component thereof. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities included in any of the Components, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The payment you receive on the Notes at maturity may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the value of the Index by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes—Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent in its sole and absolute discretion. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus entitled “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes is specified on the cover. The Notes will mature on the Maturity Date and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000 and with amounts in excess thereof in integral multiples of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Union shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The prices of any additional offerings will be determined at the time of pricing of each offering, which price will be a function of the prevailing market conditions and level of the Index at the time of the relevant sale.

Interest

We will not make any payments of interest, or any other periodic payments, on the Notes. At maturity, you will receive the Cash Settlement Value, calculated as described below.

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level. The Notes are not principal protected. Therefore investors may receive less, and possibly significantly less, than the principal you invested..

If the Final Index Level is greater than or equal to the Initial Index Level, then, on the Maturity Date, the Cash Settlement Value will be equal to (in cash), per Note:

If the Final Index Level is less than the Initial Index Level, the Cash Settlement Value will be equal to (in cash), per Note:

The “Index Level” equals the Closing Level of the Index, as determined by the Strategy Sponsor, on each day of determination.

The “Initial Index Level” equals [●], representing the Index Level, as determined by the Strategy Sponsor on the Pricing Date.

The “Final Index Level” will be determined by the Calculation Agent and will equal the Closing Level of the Index, as determined by the Strategy Sponsor, on the “Calculation Date”, subject to adjustment as described in “Description of the Notes—Market Disruption Events.”

The “Upside Participation Rate” will be [150.00]%.

The “Maturity Date” of the Notes is expected to be February [●], 2010; provided that, if the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

U.S. Adagio Strategy Index

The Index replicates a strategy based on the relative weighting of the three U.S. asset classes that comprise the Components - equities, real estate and government bonds. Each month, the Equity Component and the Real Estate Component are re-weighted and, to the extent their collective weight is less than 100%, the Bond Component is re-weighted to an amount equal to such shortfall. The strategy behind the re-weighting of the Equity Component and the Real Estate Component is to generate long-term above-market returns with low volatility by increasing the weight of a component that performs well relative to its own past performance and relative to the current and past performances of the other two components. The relative weighting formulae and a more-detailed description of the formulae is set forth in Appendix A.

Index Level

The Index Level, as determined by the Strategy Sponsor, will be displayed on Bloomberg Financial Service (under the symbol ADAGUS <Index>). The Index Level will be calculated on each Trading Day and will equal the sum of (a) the Index Level last published and (b) the product of (x) the Index Level last published multiplied by (y) the sum of the product for each Component of (i) the daily percentage change in the Closing Level of such Component multiplied by (ii) its respective weighting in the Index as of such date.

The Index Level is adjusted downwards by a monthly Index Adjustment Factor applied pro rata on a daily basis. The cumulative “Index Adjustment Factor,” as of any date of determination, is equal to the product of (x) 0.225% and (y) the quotient of (i) the total number of days from and including the Re-weighting Date immediately preceding such date of determination (the “Prior Re-weighting Date”) to and excluding such date of determination and (ii) the total number of days from and including the Prior Re-weighting Date to and excluding the Re-weighting Date immediately succeeding such date of determination. “Re-weighting Date” means the last day of each calendar month or, if such day is not a Trading Day, the next following Trading Day.

In the event that any Index Level displayed on the Bloomberg Financial Service in the manner described above is subsequently corrected and that correction is displayed on Bloomberg Financial Service after its original publication, the Strategy Sponsor will account for such adjustment and, to the extent necessary, will adjust any terms of the Index it determines appropriate and will determine the effective dates of such adjustments.

Illustrative Examples of Cash Settlement Value

The examples set forth below and the related table depict the hypothetical Cash Settlement Value of a Note based on the assumptions below. The examples, levels and the related table do not purport to be representative of every possible scenario concerning increases or decreases in the Index. You should not construe these examples or the data included in the table as an indication or assurance of the expected performance of the Notes.

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Index Level is equal to 270.00.

•	All returns are based on a 3-year term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur.

Example 1: The Final Index Level is greater than the Initial Index Level.

In this example, the Index generally rises over the term of the Notes. On the Calculation Date, the Final Index Level is 324.00, representing a 20.00% increase from the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,300.00.

Example 2: The Final Index Level equals the Initial Index Level.

In this example, the Index generally remains consistent over the term of the Notes. On the Calculation Date, the Final Index Level equals the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $1,000.00.

Example 3: The Final Index Level is less than the Initial Index Level.

In this example, the Index generally decreases over the term of the Notes. On the Calculation Date, the Final Index Level is 216.00, representing a 20.00% decrease from the Initial Index Level. In this example, using the formula below, the Cash Settlement Value will equal $800.00.

Summary of Examples 1 Through 3
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3
Hypothetical Initial Index Level	270.00	270.00	270.00
Hypothetical Final Index Level	324.00	270.00	216.00
Level of Final Index Level relative to the Initial Index Level	Higher	Same	Lower
Index Return	20.00%	0%	-20.00%
Cash Settlement Value per Note	$1,300.00	$1,000.00	$800.00

Table of Hypothetical Cash Settlement Values

Final Level of Index	Percentage Change	Cash Settlement Value Per Note	Return if Held to Maturity	Final Level of Index	Percentage Change	Cash Settlement Value Per Note	Return if Held to Maturity
540.00	100%	$2,500	150.00%	256.50	-5%	$950	-5.00%
526.50	95%	$2,425	142.50%	243.00	-10%	$900	-10.00%
513.00	90%	$2,350	135.00%	229.50	-15%	$850	-15.00%
499.50	85%	$2,275	127.50%	216.00	-20%	$800	-20.00%
486.00	80%	$2,200	120.00%	202.50	-25%	$750	-25.00%
472.50	75%	$2,125	112.50%	189.00	-30%	$700	-30.00%
459.00	70%	$2,050	105.00%	175.50	-35%	$650	-35.00%
445.50	65%	$1,975	97.50%	162.00	-40%	$600	-40.00%
432.00	60%	$1,900	90.00%	148.50	-45%	$550	-45.00%
418.50	55%	$1,825	82.50%	135.00	-50%	$500	-50.00%
405.00	50%	$1,750	75.00%	121.50	-55%	$450	-55.00%
391.50	45%	$1,675	67.50%	108.00	-60%	$400	-60.00%
378.00	40%	$1,600	60.00%	94.50	-65%	$350	-65.00%
364.50	35%	$1,525	52.50%	81.00	-70%	$300	-70.00%
351.00	30%	$1,450	45.00%	67.50	-75%	$250	-75.00%
337.50	25%	$1,375	37.50%	54.00	-80%	$200	-80.00%
324.00	20%	$1,300	30.00%	40.50	-85%	$150	-85.00%
310.50	15%	$1,225	22.50%	27.00	-90%	$100	-90.00%
297.00	10%	$1,150	15.00%	13.50	-95%	$50	-95.00%
283.50	5%	$1,075	7.50%	0.00	-100%	$0	-100.00%
270.00	0%	$1,000	0.00%

Discontinuance of the Equity Component

If the relevant Component Sponsor discontinues publication of the Equity Component and it or another entity publishes a successor or substitute Equity Component that the Calculation Agent determines is comparable to the discontinued Equity Component (such new Equity Component being referred to as a “Successor”), then the Calculation Agent may determine the amount payable on the Maturity Date by reference to the Successor in place of the original Equity Component.

Upon any selection by the Calculation Agent of a Successor, the Calculation Agent will notify us and the Trustee, who will provide notice of the selection of the Successor to the registered holders of the Notes.

If the relevant Component Sponsor discontinues publication of the Equity Component prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor is available at such time, then, on such date, the Calculation Agent may calculate the appropriate Closing Level (as defined below). In such an event, the Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Closing Level of the Equity Component last in effect prior to such discontinuance, using the Closing Level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Equity Component on the primary organized exchange or trading system on which such securities trade.

“Closing Level” means, with respect to the Equity Component, as of any date of determination, the official closing level as published by its Component Sponsor; with respect to the Real Estate Component, as of any date of determination, the official closing price on its primary exchange as reported in the official price determination mechanism for such primary exchange; and with respect to the Bond Component, as of any date of determination, the sum of (i) the official closing price on its primary exchange as reported in the official price determination mechanism for such primary exchange plus (ii) the reinvestment of any distributions or dividends received in respect of such investment. With respect to any other security on any date, Closing Level means the last reported sales price regular way on such date or, if no such reported sale takes place on such date, the average of the reported closing bid and asked price regular way on such date, in either case on the primary organized exchange or trading system on which such security is then listed or admitted to trading.

Adjustments to the Components or the Index

If at any time (i) the method of calculating any Component is changed in a material respect, (ii) a Component, is in any other way modified so that such Component does not, in the opinion of the Calculation Agent, fairly represent the level of the Component had such changes or modifications not been made, or (iii) there is a material change or modification to the Lehman Brothers U.S. Aggregate Index or the Dow Jones U.S. Real Estate Index then, from and after such time, the Calculation Agent may make such calculations and adjustments as may be necessary to arrive at a level of a security or index comparable to the relevant Component as the case may be, as if such changes or modifications had not been made. In such an event, the Calculation Agent will calculate the amount payable on the Maturity Date with reference to the Component as adjusted. If the method of calculating any Component is modified so that the level of such Component is a fraction of what it would have been if it had not been modified (for example, due to a split in the Component), then the Calculation Agent may adjust such Component in order to arrive at a level of the Component as if it had not been modified (for example, as if such split had not occurred).

If a Successor is selected, or the Calculation Agent adjusts the value of any Component that Successor or its adjusted value will be used as a substitute for the Component for all purposes, including for purposes of determining whether a Market Disruption Event has occurred or exists. The selection of a Successor or the adjustment of the value of a Component may adversely affect the value of the Notes.

Corporate Events Affecting the Real Estate Component or the Bond Component

If one of the events described below occurs and the Calculation Agent determines that the event’s effect on the value of the Real Estate Component or the Bond Component, then, from and after such time, the Calculation Agent may make such calculations and adjustments as may be necessary to arrive at a value comparable to the relevant Component as if such changes or modifications had not been made. The Calculation Agent will also determine the effective date of any such adjustment. In such an event, the Calculation Agent will calculate the amount payable on the Maturity Date with reference to such Component as adjusted in place of the original Real Estate Component or Bond Component, as the case may be.

If the Calculation Agent determines that an adjustment will not result in a value comparable to the Component as if such changes or modifications had not been made, then the Calculation Agent will substitute another fund in the real estate sector or bond sector, as applicable, that is comparable to the relevant Component as if such changes or modifications had not been made (such entity a “Successor”) and determine the amount payable on a the Maturity Date by reference to the Successor in place of the original Real Estate Component or Bond Component, as applicable. In the case of a merger, consolidation or other combination of the Real Estate Component or the Bond Component, if the Calculation Agent determines that the surviving entity is comparable to the Real Estate Component or Bond Component, as applicable, before such event, then the Calculation Agent may deem the surviving entity a Successor and determine the amount payable on the Maturity Date by reference to the Successor in place of the original Component.

If the Calculation Agent determines that an adjustment will not result in a value comparable to the Real Estate Component or Bond Component, as applicable, as if such changes or modifications had not been made, and further determines that no Successor is available at such time, then, on the Calculation Date, the Calculation Agent may calculate the appropriate Closing Level of such Component. In such an event, the Closing Level of the relevant Component on any Calculation Date will be computed by the Calculation Agent based on the Closing Levels at the close of the principal trading session on such date of each security most recently comprising such Component on the primary organized exchange or trading system on which such securities trade, (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation), making such substitutions and adjustments to the securities used in such calculation from time to time as the Calculation determines are necessary in its sole discretion.

The following events are those that may require an adjustment:

•	the shares of the Real Estate Component or the Bond Component are reclassified or changed;

•	the Real Estate Component or the Bond Component has been subject to a merger, consolidation or other combination;

•	the Real Estate Component or the Bond Component sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the Real Estate Component or the Bond Component effects an extraordinary dividend or a spin-off - that is, issues to all holders of shares of such Component securities of another issuer; or

•	any other similar event that may have a diluting or concentrative effect on the theoretical value of the Real Estate Component or the Bond Component.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis.

Market Disruption Events

If there is a Market Disruption Event with respect to a Component on the Calculation Date, the Calculation Date will be the first succeeding Trading Day on which there is no Market Disruption Event for any Component. In no event, however, will the Calculation Date be a date that is postponed by more than three Scheduled Trading Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the third Scheduled Trading Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event. For a Market Disruption Event with respect to the Equity Component, the Calculation Agent will determine the Index Level on that third Scheduled Trading Day in accordance with the formula for and method of calculating the level of the Equity Component in effect prior to the Market Disruption Event. In such an event, the Calculation Agent will use the Closing Level of each security in the Equity Component as described above under “Discontinuance of the Equity Component”. For a Market Disruption Event with respect to the Real Estate Component or the Bond Component, the Calculation Agent will determine the Index Level on that third Scheduled Trading Day based on the Closing Levels at the close of the principal trading session on such date of each security most recently comprising the Real Estate Component or the Bond Component, as applicable, as described above under “Corporate Events Affecting the Real Estate Component and the Bond Component” (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation).

If there is a Market Disruption Event with respect to the Index on the Calculation Date and such day is a Trading Day, the Calculation Agent will determine the Index Level on such Trading Day in accordance with the formula for and method of calculating the Index described above under “Description of the Notes” using the Closing Level of each Component on such day.

A “Market Disruption Event” means, with respect to the Equity Component, any Scheduled Trading Day on which the Component Sponsor fails to publish the Closing Level, with respect to the Real Estate Component and the Bond Component, any Scheduled Trading Day on which the primary exchange fails to report a Closing Level and, with respect to the Index, any Trading Day on which the Strategy Sponsor fails to publish the Index Level.

A “Trading Day” means a day on which the Closing Level of the Equity Component is published by its Component Sponsor and the Closing Levels of the Real Estate Component and the Bond Component are available on their respective primary exchanges.

A “Scheduled Trading Day” means a day on which, but for the occurrence of a Market Disruption Event, the Closing Level of the Equity Component would have been published by its Component Sponsor or the Closing Level of the Real Estate Component or the Bond Component would have been available on their respective primary exchanges.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as if the third Trading Day prior to the Maturity Date was the Calculation Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent in its sole and absolute discretion. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear, Stearns & Co. Inc. in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear, Stearns & Co. Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to registered holders of the Notes (the “Holders”) would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the Holders.

DESCRIPTION OF THE COMPONENTS

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Components, including information regarding each Component’s make-up, method of calculation or changes in its composition, as applicable, contained in this Pricing Supplement or in any publicly available filings or other documents made available by the Component Sponsor or any other person or entity. You should make your own investigation into each Component.

The iShares® U.S. Real Estate Index Fund and the iShares® Lehman Aggregate Bond Fund are each investment portfolios of the iShares Trust, an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), that consists of over eighty separate investment portfolios. Issuers registered under the Exchange Act and the 1940 Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (“the Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at the Woolworth Building, 233 Broadway, New York, New York 10279, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov.

In addition, information regarding the Components may be obtained from other sources including, but not limited to, press releases, websites, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

This Pricing Supplement relates only to the Notes offered hereby and does not relate to the Components or other securities of the Component Sponsors, the investment advisers indicated below or the iShares Trust. We have derived all disclosures contained in this Pricing Supplement regarding the Components from publicly available documents. Neither we, nor Bear, Stearns & Co. Inc. have participated in the preparation of such documents or made any due diligence inquiry with respect to the Components in connection with the offering of the Notes. Neither we nor Bear, Stearns & Co. Inc. make any representation that such publicly available documents or any other publicly available information regarding the Components are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Real Estate Component or the Bond Component or the level of the Equity Component (and therefore the Initial Index Level) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Components could affect the value received on any date with respect to the Notes and, therefore, the trading prices of the Notes. Neither we nor Bear, Stearns & Co. Inc. have any obligation to disclose any information about any Component after the date of this Pricing Supplement.

The information below provides a brief description of each Component and the high, low and end-of-period closing prices for the Real Estate Component and the high, low and end-of-period closing levels for the Equity Component for each calendar quarter in the period from 1997 to 2006, and the first calendar quarter of 2007 through January 29, 2007, as well as the high, low and end-of-period closing prices for the Bond Component for each calendar quarter in the period from its inception on September 26, 2003 to 2006, and the first calendar quarter of 2007 through January 29, 2007. With respect to each Component, we obtained the information in the tables below from Bloomberg Financial Service, without independent verification by the respective Component Sponsor. The historical prices of the Real Estate Component and Bond Component and the historical levels of the Equity Component should not be taken as an indication of future performance, and no assurance can be given that the price or level, as applicable, of each Component will (i) increase sufficiently over the term of the Notes to cause the holders of the Notes to receive any return on their initial investment or (ii) not decrease over the term of the Notes to cause the holders of the Notes to lose all or part of their initial investment.

The S&P 500® Index (“SPX”)

The S&P 500® Index (“SPX”) is published by S&P and, according to publicly available information, is intended to track the price movements of the common stocks comprising the SPX. The calculation of the value of the SPX (discussed below in further detail) is based on the relative value of the aggregate market value (as defined below) of the common stocks of 500 companies as of a particular time, compared to the aggregate average market value of the common stocks of 500 similar companies during the Base Period of the years 1941 through 1943.

S&P 500® Index Composition

S&P chooses common stocks for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include: the viability of the company issuing the particular common stock, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the relevant industry, and the market value and trading activity of the common stock of that company. For more information concerning the composition of the SPX see S&P’s website at http://www.spglobal.com. Information contained in S&P’s website is not incorporated by reference in, and should not be considered as part of, this Pricing Supplement.

As of January 17, 2007, the common stocks of 423 companies or 84.60% of the market capitalization of the SPX were traded on the NYSE; the common stocks of 77 companies or 15.40% of the market capitalization of the SPX were traded on the Nasdaq as of such date.

None of the common stocks included in the SPX were traded on the AMEX. The stocks of ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of December 31, 2006 indicated in parentheses: Consumer Discretionary (10.60%); Consumer Staples (9.30%); Energy (9.80%); Financials (22.30%); Health Care (12.00%); Industrials (10.80%); Information Technology (15.10%); Materials (3.00%); Telecommunication Services (3.50%); and Utilities (3.60%). The Component Sponsor may from time to time, in its sole discretion, add common stocks to, or delete common stocks from, the SPX to achieve the objectives stated above.

THE SPX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE SPX PRICE RETURN AMOUNT ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD HAVE RECEIVED HAD YOU PURCHASED SUCH UNDERLYING STOCKS AND HELD THEM UNTIL THE MATURITY DATE OF THE NOTES.

Computation of the SPX until March 17, 2005

While the S&P employed the following methodology to calculate the SPX, the S&P announced changes in the methodology which took effect on March 18, 2005 and certain additional charges took effect on September 16, 2005. See the section “Computation of the SPX after September 16, 2005.”

Prior to March 18, 2005, the S&P computed the SPX as of a particular time, as follows:

(a) the product of the market price per share and the number of then outstanding shares of each component stock was determined as of such time (such product referred to as the “Market Value” of such stock);

(b) the Market Value of all component stocks as of such time (as determined under clause (a) above) were aggregated;

(c) the mean average of the Market Values as of each week in the Base Period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies was determined;

(d) the mean average Market Values of all such common stocks over such Base Period (as determined under clause (c) above) were aggregated (such aggregate amount being referred to as the “base value”);

(e) the aggregate Market Value of all component stocks as of such time (as determined under clause (b) above) was divided by the Base Value; and

(f) the resulting quotient (expressed in decimals) was multiplied by ten.

The Component Sponsor adjusted the foregoing formula to negate the effects of changes in the Market Value of a component stock that were determined by the S&P to be arbitrary, or not due to true market fluctuations. Such changes may have resulted from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by the S&P of particular component stocks in the SPX, and other reasons. In all such cases, the S&P first recalculated the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock, or the new number of outstanding shares thereof, or both, as the case may be) and then determined the new base value in accordance with the following formula:

The result was that the Base Value was adjusted in proportion to any change in the aggregate Market Value of all component stocks resulting from the causes referred to above, to the extent necessary to negate the effects of such causes upon the SPX.

Computation of the SPX after September 16, 2005

Since March 18, 2005, the S&P has partially adjusted the SPX from a market capitalization weighted formula to a float-adjusted formula, and on September 16, 2005 the SPX was fully float adjusted. The Component Sponsor’s criteria for selecting stocks for the SPX have not been changed by the shift to float adjustment. However, the adjustment affected each company’s weight in the SPX (i.e., its Market Value). Under float adjustment, the share counts used in calculating the SPX will reflect only those shares that are available to investors, not all of a company’s outstanding shares. The Component Sponsor defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the SPX calculation.

Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) was calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. On March 18, 2005, the SPX moved half way to float adjustment, meaning that if a stock had an IWF of 0.80, the IWF used to calculate the SPX between March 18, 2005 and September 16, 2005 was 0.90. The float-adjusted Index is now calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, the S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total Market Value of all 500 component stocks relative to the SPX’s Base Period of 1941-43 (the “Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total Market Value of the component stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the SPX is computed by dividing the total Market Value of the component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it is the only link to the original Base Period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total Market Value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. All index divisor adjustments are made after the close of trading and after the calculation of the SPX Closing Level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require index divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action Adjustment Factor
Divisor Adjustment Required

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; stock price divided by 2	No
Share issuance (i.e., change = 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change = 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company Market Value minus old company Market Value	Yes
Rights offering		Yes
Spinoffs		Yes

Stock splits and stock dividends do not affect the index divisor of the SPX because, following a split or dividend, both the stock price and number of shares outstanding are adjusted by the S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

A large part of the SPX Maintenance process involves tracking the changes in the number of shares outstanding of each of the SPX companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total Market Value of the SPX. In addition, any changes over 5% in the current common shares outstanding for the SPX companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

iShares® Dow Jones U.S. Real Estate Index Fund

According to publicly available information, the iShares® Dow Jones U.S. Real Estate Index Fund (“IYR”) is traded on the New York Stock Exchange. The stated objective of the IYR is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index. Dow Jones & Company is the Strategy Sponsor of the Dow Jones U.S. Real Estate Index and Barclays Global Fund Advisors is the investment adviser to the IYR.

The Dow Jones U.S. Real Estate Index measures the performance of the real estate sector of the U.S. equity market and includes companies in the following sub-sectors: real estate holding and development and real estate investment trusts. The Strategy Sponsor determines the relative weightings of the securities in the Dow Jones U.S. Real Estate Index and publishes information regarding the market value of the Dow Jones U.S. Real Estate Index. The IYR uses a “Representative Sampling” strategy to try to track the Dow Jones U.S. Real Estate Index and will concentrate its investments in a particular industry or group of industries to approximately the same extent as the Dow Jones U.S. Real Estate Index is so concentrated. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Dow Jones U.S. Real Estate Index. It is possible that the IYR will not hold all of the securities that are included in the Dow Jones U.S. Real Estate Index. However, the IYR invests at least 90% of its assets in the securities of the Dow Jones U.S. Real Estate Index. The IYR may invest the remainder of its assets in securities not included in the Dow Jones U.S. Real Estate Index, but which the investment adviser believes will help the IYR track the Dow Jones U.S. Real Estate Index. For example, the IYR may invest in securities not included in the Dow Jones U.S. Real Estate Index in order to reflect various corporate actions (such as mergers) and other changes in the Dow Jones U.S. Real Estate Index (such as reconstitutions, additions and deletions). The IYR also may invest its other assets in futures contracts, options on futures contracts, options, and swaps related to the Dow Jones U.S. Real Estate Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the investment adviser.

iShares® Lehman Aggregate Bond Fund

According to publicly available information, the iShares® Lehman Aggregate Bond Fund (“AGG”) is traded on the American Stock Exchange. The stated objective of the AGG is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Lehman Brothers U.S. Aggregate Index. Lehman Brothers is the Strategy Sponsor of the Lehman Brothers U.S. Aggregate Index and Barclays Global Fund Advisors is the investment adviser to the AGG.

The investment adviser uses a “Representative Sampling” indexing strategy, investing the assets of the AGG in a representative sample of bonds in the Lehman Brothers U.S. Aggregate Index, which have an investment profile similar to the Lehman Brothers U.S. Aggregate Index. Bonds selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Lehman Brothers U.S. Aggregate Index. The AGG tracks the performance of the Lehman Brothers U.S. Aggregate Index by investing approximately 90% of its assets in the bonds represented in the Lehman Brothers U.S. Aggregate Index and in securities that provide substantially similar exposure to securities in the Lehman Brothers U.S. Aggregate Index. The AGG may invest the remainder of its assets in bonds not included in the Lehman Brothers U.S. Aggregate Index, but which the investment adviser believes will help the AGG track the Lehman Brothers U.S. Aggregate Index, as well as in cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with the investment adviser. For example, the AGG may invest in securities not included in the Lehman Brothers U.S. Aggregate Index in order to reflect various corporate actions (such as mergers) and other changes in the Lehman Brothers U.S. Aggregate Index (such as reconstitutions, additions and deletions). As of May 31, 2006, approximately 35% of the bonds represented in the Lehman Brothers U.S. Aggregate Index were U.S. agency mortgage pass-through securities. U.S. agency mortgage pass-through securities are securities issued by entities such as the Government National Mortgage Association and the Federal National Mortgage Association that are backed by pools of mortgages. Most transactions in mortgage pass-through securities occur through standardized contracts for future delivery in which the exact mortgage pools to be delivered are not specified until a few days prior to settlement. The AGG expects to enter into such contracts on a regular basis. The AGG, pending settlement of such contracts, will invest its assets in high-quality, liquid short-term instruments, including shares of money market funds affiliated with the investment adviser.

S&P 500® Index

The following table sets forth the highest and lowest closing levels during each of the relevant quarters, as well as the end-of-quarter closing levels, of the S&P 500® Index for each quarter beginning with April 1, 2001.

	High	Low	Period End
2001
Second Quarter	1,315.93	1,091.99	1,224.42
Third Quarter	1,239.78	944.75	1,040.94
Fourth Quarter	1,173.62	1,026.76	1,148.08
2002
First Quarter	1,176.97	1,074.36	1,147.39
Second Quarter	1,147.84	952.92	989.82
Third Quarter	994.46	775.68	815.28
Fourth Quarter	954.28	768.63	879.82
2003
First Quarter	935.05	788.90	848.18
Second Quarter	1,015.33	847.85	974.50
Third Quarter	1,040.29	960.84	995.97
Fourth Quarter	1,112.56	995.97	1,111.92
2004
First Quarter	1163.23	1,087.06	1,126.21
Second Quarter	1,150.57	1,076.32	1,140.84
Third Quarter	1,140.84	1,060.72	1,114.58
Fourth Quarter	1,217.33	1,090.19	1,211.92
2005
First Quarter	1,229.11	1,163.69	1,180.59
Second Quarter	1,219.59	1,136.15	1,191.33
Third Quarter	1,245.86	1,183.55	1,228.81
Fourth Quarter	1,275.80	1,168.20	1,248.29
2006
First Quarter	1,310.88	1,245.74	1,294.83
Second Quarter	1,326.70	1,219.29	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,431.81	1,327.10	1,418.30
2007
First Quarter (through January 29, 2007)	1,440.69	1,403.97	1,420.62

iShares® Dow Jones U.S. Real Estate Index Fund

The following table sets forth the highest and lowest closing prices during each of the relevant quarters, as well as the end-of-quarter closing prices, of the iShares® Dow Jones U.S. Real Estate Index Fund for each quarter beginning with April 1, 2001.

	High	Low	Period End
2001
Second Quarter	41.52	36.85	41.17
Third Quarter	43.08	36.98	39.63
Fourth Quarter	40.45	36.70	39.90
2002
First Quarter	42.83	39.31	42.60
Second Quarter	44.70	41.81	43.60
Third Quarter	43.68	34.88	39.08
Fourth Quarter	39.57	34.73	38.65
2003
First Quarter	39.50	36.12	38.33
Second Quarter	44.15	38.49	42.30
Third Quarter	46.18	42.14	45.71
Fourth Quarter	50.25	45.63	49.64
2004
First Quarter	54.94	49.24	54.73
Second Quarter	55.45	43.75	50.52
Third Quarter	55.93	49.34	5..98
Fourth Quarter	62.39	54.10	61.60
2005
First Quarter	61.97	55.40	56.10
Second Quarter	56.07	55.35	63.60
Third Quarter	68.46	62.05	64.27
Fourth Quarter	66.64	58.50	64.15
2006
First Quarter	75.02	63.96	73.50
Second Quarter	73.68	66.58	71.25
Third Quarter	78.25	71.29	77.15
Fourth Quarter	87.30	76.54	83.35
2007
First Quarter (through January 29, 2007)	90.27	82.01	90.06

iShares® Lehman Aggregate Bond Fund

The following table sets forth the highest and lowest closing prices during each of the relevant quarters, as well as the end-of-quarter closing prices, of the iShares® Lehman Aggregate Bond Fund for each quarter beginning with September 26, 2003, the date of inception.

	High	Low	Period End
2003
September 26 to September 30	102.74	102.00	102.70
Fourth Quarter	102.80	100.55	102.15
2004
First Quarter	104.58	101.30	103.95
Second Quarter	103.78	98.85	100.54
Third Quarter	103.25	100.02	102.67
Fourth Quarter	103.44	101.50	102.40
2005
First Quarter	103.50	100.25	100.93
Second Quarter	103.47	100.72	103.38
Third Quarter	102.96	100.97	101.55
Fourth Quarter	101.24	99.34	100.59
2006
First Quarter	101.35	98.70	99.08
Second Quarter	98.96	96.00	97.44
Third Quarter	100.26	96.91	100.16
Fourth Quarter	101.13	99.06	99.70
2007
First Quarter (through January 29, 2007)	100.17	99.35	99.40

License Agreements

We have entered or expect to enter into non-exclusive license agreements with Standard & Poor’s and Lehman Brothers Inc., whereby we and our affiliates, in exchange for a fee, will be permitted to use the S&P 500® Index and Lehman Brothers U.S. Aggregate Index in connection with the offer and sale of the Notes.

All disclosures contained in this pricing supplement regarding the Components, including their make-up, methods of calculation and changes in their composition, as applicable, are derived from publicly available information. None of us, Bear, Stearns & Co. Inc. or the Trustee assumes any responsibility for the accuracy or completeness of such information.

S&P 500® Index

We have entered into a non-exclusive license agreement with Standard & Poor’s (“S&P”) providing for the license to us, in exchange for a fee, of the right to use the S&P 500® Index (“SPX”), which is owned and published by S&P, in connection with certain securities, including the Notes. The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement.

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to us is the licensing of certain trademarks, trade names and service marks of S&P and of the SPX, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. S&P is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. S&P has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

S&P does not guarantee the accuracy and/or the completeness of the SPX or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between S&P and us.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

Lehman Brothers U.S. Aggregate Index

We have entered into a non-exclusive license agreement with Lehman Brothers Inc. (“Lehman”) providing for the license to us, in exchange for a fee, of the right use the Lehman Brothers U.S. Aggregate Index, which is owed and published by Lehman, in connection with certain securities, including the Notes. The license agreement between Lehman and us provides that the following language must be set for in this pricing supplement.

The Product(s) is not sponsored, endorsed, sold or promoted by Lehman. Lehman makes no representation or warranty, express or implied, to the owners of the Products(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly or the ability of the Lehman Indices, including without limitation, the Approved Indices, to track general bond market performance. Lehman’s only relationship to the Licensee is the licensing of the Approved Indices which is determined, composed and calculated by Lehman without regard to the Licensee or the Product(s). Lehman has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Approved Indices. Lehman is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. Lehman has no obligation or liability in connection with the administration, marketing or trading of the Product(s).

LEHMAN BROTHERS DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE LEHMAN INDICES, OR ANY DATA INCLUDED THEREIN, OR OTHERWISE OBTAINED BY THE BEAR STEARNS COMPANIES INC., OWNERS OF THE PRODUCTS(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE LEHMAN INDICES, INCLUDING WITHOUT LIMITATION, THE APPROVED INDICES, IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. LEHMAN MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES, INCLUDING WITHOUT LIMITATION, THE APPROVED INDICES, OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LEHMAN HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

HYPOTHETICAL PERFORMANCE DATA

The following hypothetical historical information should not be taken as an indication of the future performance of the Index over the term of the Notes or the Cash Settlement Value thereunder.

Neither the Notes nor the Index have a trading history. As a consequence, the following hypothetical historical performance data is based on the application of the Index to the actual historical performance of the Components and to hypothetical investments in the Index having varying maturities. No future performance of the Notes or the Index may be inferred from any of the historical simulations set forth herein.

For the period of time from and including September 26, 2003 to and including December 31, 2006, the hypothetical historical performance data set forth below was derived from data provided on the Bloomberg Financial Service with respect to each Component, in each case, without independent verification from the Issuer.

For the period of time from and including August 31, 1996 to and including September 25, 2003, the hypothetical historical performance data set forth below was derived from data provided on the Bloomberg Financial Service with respect to the Equity Component and the Real Estate Component, and Lehman Brothers Inc. with respect to the Bond Component, in each case without independent verification from the Issuer. Because the Bond Component commenced trading on September 26, 2003, all of the hypothetical historical performance data set forth with respect to the Bond Component prior to that date reflects the performance of the Lehman Brothers U.S. Aggregate Index and not the performance of the iShares® Lehman Aggregate Bond Fund. The iShares® Lehman Aggregate Bond Fund was created specifically to seek investment results that correspond to the price and yield performance of the total U.S. investment-grade bond market as defined by the Lehman Brothers U.S. Aggregate Index, and the returns of the iShares® Lehman Aggregate Bond Fund have been highly correlated to the returns of the Lehman Brothers U.S. Aggregate Index since the time of its inception. Nevertheless, discrepancies may exist from time to time between the performance of the Bond Component and the level of the Lehman Brothers U.S. Aggregate Index.

The hypothetical historical performance data presented in Figures 1 and 2 below represent reconstructions of a series of hypothetical investments on every trading day during the relevant periods described below. The information presented in Figures 1 and 2 below does not include a [150]% upside participation in the return on the Index and therefore does not reflect the method of calculation of returns on the actual Notes. The performance of hypothetical investments is linked to a historical reconstruction of the Index performance based on the actual historical performance of the Components as described in the paragraph above. This historical reconstruction of the Index performance uses a methodology identical to the methodology that the Index will use for calculation of the Index Level under the Notes. This means we used the same coefficients and Component minimum and maximum weighting constraints and effected the same daily deduction of the Index Adjustment Factor.

Figures 3 and 4 below each present the hypothetical performance of an equally-weighted basket of the Components. In each case, the calculations reconstruct a series of hypothetical investments created on every trading day during the periods corresponding to those applicable in Figures 1 and 2 respectively. Figures 3 and 4 each represent a benchmark designed to provide investors with a representative sample of the performance of a basket of the Components without the effects of the monthly coefficients and the monthly re-weighting pursuant to the Adagio strategy.

Taken as a whole, the performance data set forth below are meant to illustrate the hypothetical performance of the Components re-weighted in the manner of the U.S. Adagio Strategy Index (Figures 1 and 2) compared to the actual performance of an equally-weighted basket of each of the Components without the application of the Adagio strategy (Figures 3 and 4).

Investors should note that the hypothetical historical performance data compares the returns of hypothetical investments to the actual performance of an equally-weighted basket of each of the Components. Due to the dynamic re-weighting feature of the Index, the Components included in the Index at any time will have a different weighting during the same period of time. See “Risk Factors—The hypothetical historical performance data does not represent future performance.”

Investors should understand that historical performance is not indicative of future results.

Figure 1 - Hypothetical 1-Year Investments in the U.S. Adagio Strategy Index

The chart and returns described below relate to a series of hypothetical investments each with a 1-year maturity created according to the parameters of the U.S. Adagio Strategy Index on every Trading Day during the period beginning on August 31, 1996 and ending on December 31, 2005. These hypothetical investments matured on every Trading Day during the period beginning on August 31, 1997 and ending on December 31, 2006.

The arithmetic average of the returns of each hypothetical investment was 10.34% with the greatest return of these hypothetical investments returning 17.90% and the smallest return of these hypothetical investments returning 1.68%.

The information presented here does not include a [150]% upside participation in the return on the Index and therefore does not reflect the method of calculation of returns on the actual Notes.

______________

High: 17.90%
Low: 1.68%
Average: 10.34%
______________

Figure 2 - 3 Year Total Returns on Hypothetical 3-Year Investments in the U.S. Adagio Strategy Index

The chart and returns described below relate to a series of hypothetical investments each with a 3-year maturity created according to the parameters of the U.S. Adagio Strategy Index on every Trading Day during the period beginning on August 31, 1996 and ending on December 31, 2003. These hypothetical investments matured on every Trading Day during the period beginning on August 31, 1999 and ending on December 31, 2006.

The arithmetic average of the 3-year total returns of each hypothetical investment was 34.80% with the greatest 3-year total return of these hypothetical investments returning 47.50% and the smallest 3-year total return of these hypothetical investments returning 23.34%.

The information presented here does not include a [150]% upside participation in the return on the Index and therefore does not reflect the method of calculation of returns on the actual Notes.

__________________

High: 47.50%
Low: 23.34%
Average: 34.80%%
__________________

Figure 3 - Hypothetical 1-Year Investments With Equally-Weighted Basket Comprised of the Components

The returns described below relate to a series of hypothetical investments each with a 1-year maturity created on every Trading Day during the period beginning on August 31, 1996 and ending on December 31, 2005. These hypothetical investments matured on every Trading Day during the period beginning on August 31, 1997 and ending on December 31, 2006. Each hypothetical investment is based upon a basket that initially is an equal-weighted basket of each of the Components and that is not re-weighted or adjusted over the term of such investments.

The arithmetic average of the returns of each hypothetical investment was 7.11% with the greatest return of these hypothetical investments returning 29.54% and the smallest return of these hypothetical investments returning -12.57%.

________________

High: 29.54%
Low: -12.57%
Average: 7.11%
________________

Figure 4 - 3-Year Total Returns on Hypothetical 3-Year Investments With Equally-Weighted Basket Comprised of the Components

The returns described below relate to a series of hypothetical investments each with a 3-year maturity created on every Trading Day during the period beginning on August 31, 1996 and ending on December 31, 2003. These hypothetical investments matured on every Trading Day during the period beginning on August 31, 1999 and ending on December 31, 2006. Each hypothetical investment is based upon a basket that initially is an equal-weighted basket of each of the Components and that is not re-weighted or adjusted over the term of such investments.

The arithmetic average of the 3-year total returns of each hypothetical investment was 18.97% with the greatest 3-year total return of these hypothetical investments returning 52.47% and the smallest 3-year total return of these hypothetical investments returning -5.24%.

___________________

High: 52.47%
Low: -5.24%
Average: 18.97%
___________________

Figure 5 - Hypothetical Historical Index Statistics and Historical Component Statistics

The statistics in the column titled “Index” below relate to a hypothetical investment in a basket of the Components from August 31, 1997 to December 31, 2006, had the basket been weighted in accordance with the formula for calculating the Index on August 31, 1997. The statistics in the column for each Component relate to a separate hypothetical investment in each of the respective Components from August 31, 1997 to December 31, 2006. The statistics in the column titled “Static Basket” below relate to a hypothetical investment on August 31, 1997 in a static equally-weighted basket of each of the Components, which was not thereafter re-weighted or adjusted, through December 31, 2006.

The below statistics relate to an investment in the Index from 31 August 1997 to 31 December 2006

	Index	Equity Component[1]	Real Estate Component[1]	Bond Component[2]	Static Basket
Annualized Return[3]	10.41%	5.00%	6.84%	6.62%	6.69%
Volatility[4]	6.54%	18.32%	14.44%	4.17%	9.30%
Maximum Drawdown[5]	-3.90%	-39.80%	-39.27%	-4.84%	-10.73%
Sharpe Ratio (with Risk Free Rate of 0%)[6]	1.59	0.27	0.47	1.59	0.72
Best Month Performance	3.92%	9.67%	10.86%	3.46%	5.40%
Worst Month Performance	-3.03%	-14.58%	-14.50%	-4.33%	-7.85%
% of Profitable Months	74.11%	58.93%	61.61%	70.54%	64.29%
% of Non-Profitable Months	25.89%	41.07%	38.39%	29.46%	35.71%
Correlation with Equity Component	16.99%	100.00%	38.58%	-34.09%	78.90%
Correlation with Real Estate Component	39.78%	38.58%	100.00%	-7.44%	84.48%
Correlation with Bond Component	54.89%	-34.09%	-7.44%	100.00%	-5.95%

1 Price Return Performance.

2 Total Return Performance.

3 The return on an investment over a period of time from August 31, 1997 to December 31, 2006 calculated to give the compounded annual growth rate.

4The relative rate at which the price of a security changes in value, found by calculating the annualized standard deviation of daily changes in price.

5The worst performance an investor would have experienced given any starting point.

6A measure of a portfolio's or asset's excess return relative to the total variability of the portfolio.

Figure 6 - Historical Component Weightings

The Component weightings in the charts below relate to a hypothetical investment in a basket of the Components from August 31, 1997 to December 31, 2006, had the basket been weighted in accordance with the formula for calculating the Index on August 31, 1997 and adjusted on each Re-weighting Date thereafter according to the process described above under “Description of the Notes” and in Appendix A. The weights represented in the chart below are average annual weights.

	Weights
Date (Year)	Equity Component	Real Estate Component	Bond Component
	SPX	IYR	AGG
Aug '97 - Dec '97	14.63%	12.50%	72.87%
1998	10.91%	0.00%	89.09%
1999	37.65%	1.43%	60.92%
2000	20.46%	3.31%	76.23%
2001	0.00%	16.40%	83.60%
2002	3.37%	13.54%	83.10%
2003	16.23%	11.76%	72.02%
2004	1.31%	29.34%	69.35%
2005	11.83%	26.62%	61.55%
2006	3.31%	32.39%	64.30%
Average	11.78%	14.89%	73.33%

Figure 7 - Historical Monthly Component Weightings

The Component weightings in the charts below relate to a hypothetical investment in a basket of the Components from August 31, 1997 to December 31, 2006, had the basket been weighted in accordance with the formula for calculating the Index on August 31, 1997 and adjusted on each Re-weighting Date thereafter according to the process described above under “Description of the Notes” and in Appendix A. The weights presented in the chart below represent the weighting of each Component in the Index during the month indicated, as calculated on the last day of the previous calendar month, or, if such day was not a Trading Day, the next following Trading Day.
Months	Weight of Equity Component	Weight of Real Estate Component	Weight of Bond Component
1997
September	50.00%	0.00%	50.00%
October	0.00%	0.00%	100.00%
November	0.00%	0.00%	100.00%
December	8.51%	50.00%	41.49%
Avg	14.63%	12.50%	72.87%
1998
January	0.00%	0.00%	100.00%
February	0.00%	0.00%	100.00%
March	25.26%	0.00%	74.74%
April	0.00%	0.00%	100.00%
May	9.08%	0.00%	90.92%
June	12.26%	0.00%	87.74%
July	0.00%	0.00%	100.00%
August	8.00%	0.00%	92.00%
September	0.00%	0.00%	100.00%
October	0.00%	0.00%	100.00%
November	50.00%	0.00%	50.00%
December	26.28%	0.00%	73.72%
Avg	10.91%	0.00%	89.09%
1999
January	50.00%	0.00%	50.00%
February	50.00%	0.00%	50.00%
March	50.00%	0.00%	50.00%
April	50.00%	0.00%	50.00%
May	50.00%	17.17%	32.83%
June	50.00%	0.00%	50.00%
July	0.00%	0.00%	100.00%
August	7.72%	0.00%	92.28%
September	0.00%	0.00%	100.00%
October	50.00%	0.00%	50.00%
November	50.00%	0.00%	50.00%
December	44.06%	0.00%	55.94%
Avg	37.65%	1.43%	60.92%
2000
January	8.49%	0.00%	91.51%
February	50.00%	0.00%	50.00%
March	0.00%	0.00%	100.00%
April	50.00%	22.94%	27.06%

May	50.00%	16.72%	33.28%
June	12.69%	0.00%	87.31%
July	36.02%	0.00%	63.98%
August	38.36%	0.00%	61.64%
September	0.00%	0.00%	100.00%
October	0.00%	0.00%	100.00%
November	0.00%	0.00%	100.00%
December	0.00%	0.00%	100.00%
Avg	20.46%	3.31%	76.23%
2001
January	0.00%	0.00%	100.00%
February	0.00%	0.00%	100.00%
March	0.00%	26.36%	73.64%
April	0.00%	0.00%	100.00%
May	0.00%	0.00%	100.00%
June	0.00%	50.00%	50.00%
July	0.00%	20.40%	79.60%
August	0.00%	0.00%	100.00%
September	0.00%	0.00%	100.00%
October	0.00%	0.00%	100.00%
November	0.00%	50.00%	50.00%
December	0.00%	50.00%	50.00%
Avg	0.00%	16.40%	83.60%
2002
January	0.00%	0.00%	100.00%
February	13.37%	0.00%	86.63%
March	27.07%	0.00%	72.93%
April	0.00%	12.88%	87.12%
May	0.00%	50.00%	50.00%
June	0.00%	45.15%	54.85%
July	0.00%	0.00%	100.00%
August	0.00%	0.00%	100.00%
September	0.00%	0.00%	100.00%
October	0.00%	0.00%	100.00%
November	0.00%	29.31%	70.69%
December	0.00%	25.08%	74.92%
Avg	3.37%	13.54%	83.10%
2003
January	3.92%	0.00%	96.08%
February	19.39%	0.00%	80.61%
March	4.94%	0.00%	95.06%
April	0.00%	35.01%	64.99%
May	0.00%	50.00%	50.00%
June	46.45%	0.00%	53.55%
July	50.00%	0.00%	50.00%
August	50.00%	0.00%	50.00%
September	17.06%	2.50%	80.45%
October	0.00%	3.55%	96.45%
November	2.97%	50.00%	47.03%
December	0.00%	0.00%	100.00%

Avg	16.23%	11.76%	72.02%
2004
January	0.00%	50.00%	50.00%
February	0.00%	50.00%	50.00%
March	10.10%	0.00%	89.90%
April	0.00%	0.00%	100.00%
May	0.00%	50.00%	50.00%
June	0.00%	50.00%	50.00%
July	0.00%	50.00%	50.00%
August	5.58%	10.57%	83.85%
September	0.00%	0.00%	100.00%
October	0.00%	0.00%	100.00%
November	0.00%	50.00%	50.00%
December	0.00%	41.56%	58.44%
Avg	1.31%	29.34%	69.35%
2005
January	50.00%	0.00%	50.00%
February	50.00%	50.00%	0.00%
March	0.00%	0.00%	100.00%
April	0.00%	14.90%	85.10%
May	0.00%	50.00%	50.00%
June	0.00%	50.00%	50.00%
July	0.00%	47.16%	52.84%
August	0.00%	50.00%	50.00%
September	0.00%	0.00%	100.00%
October	0.00%	0.00%	100.00%
November	42.00%	50.00%	8.00%
December	0.00%	7.40%	92.60%
Avg	11.83%	26.62%	61.55%
2006
January	0.00%	50.00%	50.00%
February	0.00%	36.63%	63.37%
March	0.00%	37.09%	62.91%
April	0.00%	50.00%	50.00%
May	0.00%	50.00%	50.00%
June	0.00%	16.46%	83.54%
July	39.76%	48.98%	11.26%
August	0.00%	11.11%	88.89%
September	0.00%	29.30%	70.70%
October	0.00%	28.98%	71.02%
November	0.00%	15.06%	84.94%
December	0.00%	15.06%	84.94%
Avg	3.31%	32.39%	64.30%

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the AMPS Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

an individual who is a citizen or a resident of the United States, for federal income tax purposes;

a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

an estate whose income is subject to federal income taxation regardless of its source; or

a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

a nonresident alien individual for federal income tax purposes;

a foreign corporation for federal income tax purposes;

an estate whose income is not subject to federal income tax on a net income basis; or

a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase AMPS Notes at initial issuance, and own AMPS Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their AMPS Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the AMPS Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the AMPS Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the AMPS Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the AMPS Notes. Accordingly, the proper U.S. federal income tax treatment of the AMPS Notes is uncertain. Under one approach, the AMPS Notes would be treated as pre-paid cash-settled executory contracts with respect to the Indices. We intend to treat the AMPS Notes consistent with this approach, and pursuant to the terms of the AMPS Notes, you agree to treat the AMPS Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the AMPS Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Alternative Characterizations and Treatments

Although we intend to treat each Note as a pre-paid cash-settled executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the AMPS Notes, and therefore the AMPS Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the AMPS Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the AMPS Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to pre-paid executory contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts and therefore similar timing issues may exist in the case of executory contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid executory contracts, it is possible that a U.S. holder could be required to accrue income over the term of the AMPS Notes.

Other alternative federal income tax characterizations or treatments of the AMPS Notes are possible, and if applied could also affect the timing and the character of the income, gain, or loss with respect to the AMPS Notes.

Prospective investors in the AMPS Notes should consult their tax advisors as to the tax consequences to them of purchasing AMPS Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should not be subject to U.S. federal income or withholding tax in respect of the AMPS Notes so long as (1) the non-U.S. holder provides an appropriate statement, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person (as defined for federal income tax purposes), (2) the non-U.S. holder is not a bank that has purchased the AMPS Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the non-U.S. holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to us, and (4) the Index is actively traded within the meaning of section 871(h)(4)(C)(v) of the Code. We expect that the Index will be treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code.

If any of these conditions are not met, a 30% withholding tax may apply to payments on the AMPS Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder. In the latter case, such non-U.S. holder should be subject to U.S. federal income tax with respect to all income from the AMPS Notes at regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

In general, the gain realized on the maturity, sale, exchange or other disposition of the AMPS Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (ii) the non-U.S. holder has, at any time during which it has owned an AMPS Note, owned 5% or more of the fair market value of the shares of each company that is included in a Component and is a U.S. real property holding company for U.S. federal income tax purposes (which will generally include the companies that are included in the iShares® Dow Jones U.S. Real Estate Index Fund), treating an investment in the AMPS Notes as a pro rata investment in the shares of each company that is included in a Component for this purpose, or (iii) the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied.

If the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or the non-U.S. holder owns 5% or more of the fair market value of the shares of any company included in a Component that is a U.S. real property holding company, the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, could be subject to U.S. withholding tax in respect of the proceeds of the sale, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

If the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the AMPS Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the AMPS Notes and proceeds from the sale of AMPS Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of AMPS Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the AMPS Notes generally would be refunded by the IRS or allowed as a credit against the holder of AMPS Notes federal income tax, provided the holder of AMPS Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of AMPS Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and BSSC is considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in-house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, the Index Components and/or constituents of the Index Components, individual futures contracts on the Index, the Index Components and/or constituents of the Index Components, and/or options on these futures contracts.

At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the value of the Components), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in these instruments. In addition, we and/or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in these instruments, then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of these instruments or on the levels of the Components, we cannot guarantee that we and one or more of our subsidiaries will not affect these levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns & Co. Inc. as principal, and Bear, Stearns & Co. Inc. has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.
Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$	[●]
Total	$	[●]

The Agent intends to initially offer $[●] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. Potential investors should understand that, as described on the cover, investors who purchase an aggregate amount of at least $1,000,000 of Notes in this initial distribution will be entitled to purchase such Notes for 99.00% of the principal amount. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear, Stearns & Co. Inc. at a discount of [●]% of the price at which the Notes are offered to the public. Bear, Stearns & Co. Inc. may reallow a discount to other agents not in excess of [●]% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $[●] at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will be listed on the American Stock Exchange; however, there is no assurance that a trading market will develop. Bear, Stearns & Co. Inc. has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear, Stearns & Co. Inc. is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

Exhibit A

U.S. Adagio Strategy Index

The Index replicates a strategy based on the relative weighting of the three U.S. asset classes (equities, real estate and government bonds) that are represented by the Components. Each Component in the Index is re-weighted on a monthly basis. The percentage weightings of the Real Estate Component and the Equity Component in a given month are determined by a formula which utilizes the monthly returns of the Real Estate Component and the Equity Component for each of the trailing 12 months. The percentage weightings of the Real Estate Component and the Equity Component are each subject to a minimum weighting of 0% and a maximum weighting of 50% each. The Bond Component is the residual Component. Its weighting is the percentage, if any, required to make the sum of all Component weightings equal 100%.

Component Weighting

Each of the Components in the Index will be re-weighted on Re-weighting Dates. The re-weighting will be achieved by the following process:
•	First, a set of monthly percentage returns will be determined for each Component in respect of each of the twelve monthly periods ending on the month which relates to the Re-weighting Date.
•
Second, with respect to the Equity Component and the Real Estate Component, these monthly percentage returns will be multiplied by the fixed coefficients (as specified below) for the corresponding monthly period.

•
Third, each of the amounts resulting from the product of the monthly percentage returns by the corresponding fixed coefficient will be summed with respect to the Equity Component and the Real Estate Component.

•
Fourth, subject to a maximum weighting of 50% and a minimum of 0% each, these sums of the Equity Component and the Real Estate Component will be the weighting of these components for the relevant month.

•	Fifth, the weighting of the Bond Component is the percentage, if any, required to make the sum of all Component weightings equal 100%.

Fixed coefficients represent the statistical relationship (the correlation) between the current monthly return of the Equity Component and its preceding monthly returns as well as the statistical relationship between the current monthly return of the Equity Component and the current and preceding monthly returns of each of the other two Components, in each case up to the previous 12 monthly periods. This same methodology will apply to the Real Estate Component. As a result of this process, the weighting of each Component in the Index is a linear combination of the 12 monthly historical returns of each of the Components with fixed coefficients. Both positive and negative coefficients are used in computing the relative weightings of the Components. Positive returns and positive coefficients will have the effect of increasing the weighting of a particular Component, while negative returns and negative coefficients will have the effect of decreasing the weighting of a particular Component.

As described above, on each Re-weighting Date, the weightings of each of the Components in the Index will be computed according to the following formulae:

Where:

Bondk-j is, as of the Re-weighting Date on day tk, the Closing Level of the Bond Component on (i) each of the 11 Re-weighting Dates immediately preceding day tk and (ii) tk.

Bondk-j-1 is, as of the Re-weighting Date on day tk, the Closing Level of the Bond Component on each of the 12 Re-weighting Dates immediately preceding day tk.

Cj1,Equity, Cj1,RE, Cj1,Bond, as of the Re-weighting Date on day tk, are the constant coefficient parameters to be used for the computation of the Equity Component weightings for the Re-weighting Date on day tk. These 36 coefficients are fixed and will remain constant.

Cj2,Equity, Cj2,RE and Cj2,Bond , as of the Re-weighting Date on day tk, are the constant coefficient parameters to be used for the computation of the Real Estate Component weightings for the Re-weighting Date on day tk. These 36 coefficients are fixed and will remain constant.

Equityk-j is, as of the Re-weighting Date on day tk, the Closing Level of the Equity Component on (i) each of the 11 Re-weighting Dates immediately preceding day tk and (ii) tk.

Equityk-j-1 is, as of the Re-weighting Date on day tk, the Closing Level of the Equity Component on each of the 12 Re-weighting Dates immediately preceding day tk

REk- j is, as of the Re-weighting Date on day tk, the Closing Level of the Real Estate Component on (i) each of the 11 Re-weighting Dates immediately preceding day tk. and (ii) tk.

REk-j-1 is, as of the Re-weighting Date on day tk, the Closing Level of the Real Estate Component on each of the 12 Re-weighting Dates immediately preceding day tk.

tk is the current Re-weighting Date.

is, in respect of Re-weighting Date tk, the weight of the Bond Component in the Index as determined by the Strategy Sponsor on such day tk.

is, in respect of Re-weighting Date tk, the weight of the Equity Component in the Index as determined by the Strategy Sponsor on such day tk.

is, in respect of Re-weighting Date tk, the weight of the Real Estate Component in the Index as determined by the Strategy Sponsor on such day tk.

Coefficients

j	Cj1,Equity	Cj1,RE	Cj1,Bond	Cj2,Equity	Cj2,RE	Cj2,Bond
12	-2.79	3.46	-3.34	-3.42	6.59	-5.82
11	2.06	-4.51	5.45	-3.57	5.68	0.15
10	2.24	-6.72	-2.84	-2.84	-1.67	-2.74
9	-0.06	-4.18	-7.14	-5.70	7.14	8.51
8	-0.34	-0.58	-10.75	-4.06	3.90	1.94
7	-2.19	1.82	-2.35	1.42	2.14	-9.22
6	-1.56	-0.39	-6.21	2.51	5.71	-11.54
5	2.67	-3.65	2.19	-0.01	1.03	-3.01
4	6.80	-4.60	-2.20	-5.20	3.45	-11.08
3	4.88	-3.68	2.95	-2.23	2.35	-9.01
2	2.24	1.47	5.72	1.84	2.04	-14.16
1	1.50	-0.71	-1.85	6.34	1.53	-11.11

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement or the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$[●]

Medium-Term Notes, Series B

3-Year Note

Accelerated Market Participation Securities
Linked to the Performance of the U.S.
Adagio Strategy Index
Due February [●], 2010

___________________________

PRICING SUPPLEMENT
___________________________

Bear, Stearns & Co. Inc.

February [●], 2007

TABLE OF CONTENTS

Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-7
Risk Factors	PS-12
Description of the Notes	PS-21
Description of the Components	PS-29
Hypothetical Performance Data	PS-38
Certain U.S. Federal Income Tax Considerations	PS-49
Certain ERISA Considerations	PS-52
Use of Proceeds and Hedging	PS-53
Supplemental Plan of Distribution	PS-53
Legal Matters	PS-54
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of the Notes	S-8
Certain U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Purchase Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49